Exhibit 21.1

authID Inc. – List of Subsidiaries

authID Gaming Inc., a Delaware company

FIN Holdings, Inc., a Delaware company

ID Solutions Inc., a Delaware company

Innovation in Motion Inc., a Florida company

Ipsidy Enterprises Limited, a company incorporated in England & Wales

MultiPay S.A.S., a Colombian company

IDGS S.A.S., a Colombian company